Exhibit 10.6
WAYFAIR INC.
2014 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Wayfair Inc., a Delaware corporation (the “Company”), pursuant to its 2014 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Agreement attached hereto as Exhibit A and, if applicable, the Additional Terms for Participants Providing Services Outside the United States attached hereto as Exhibit B (collectively, the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:	[Your name]
Grant Date:	[As stated in your account]
Vesting Commencement Date:	[As stated in your account]
Number of RSUs:	[As stated in your account]
Type of Shares Issuable:	Common Stock Class A
Vesting Schedule:	[As stated in your account]
Vesting Acceleration:
In the event Participant incurs an involuntary Termination of Service upon or within twelve (12) months following a Change in Control for any reason other than Cause (excluding a resignation by Participant or a termination as a result of Participant’s death or disability), Participant will immediately vest in that number of RSUs equal to fifty percent (50%) of the RSUs that are unvested immediately prior to such Termination of Service.

PLEASE NOTE THAT PARTICIPANT MUST ACCEPT THIS AWARD AND SET UP AN ACCOUNT WITH THE COMPANY’S BROKER ON OR BEFORE THE BUSINESS DAY BEFORE THE FIRST VESTING DATE IN THE VESTING SCHEDULE SET FORTH ABOVE. IF PARTICIPANT DOES NOT ACCEPT THIS AWARD ON OR BEFORE SUCH DATE, THIS AWARD SHALL TERMINATE AND CEASE TO BE OUTSTANDING FOR NO CONSIDERATION EFFECTIVE AS OF SUCH DATE. By Participant’s acceptance of this Award, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement. In addition, the Company shall satisfy any withholding obligations in accordance with Section 2.5(a) of the Agreement by instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs and submitting the proceeds of such sale to the Company (a “Sell to Cover”), unless otherwise determined by the Company, in its sole discretion, in accordance with Section 2.5(a)(vi).

EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE
RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.

GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.2    Incorporation of Terms of Plan. The RSUs and the shares of Common Stock (“Stock”) issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control; provided that, in the event of a conflict between the terms of Exhibit A of this Agreement, the Grant Notice or the Plan and Exhibit B of this Agreement (if applicable to Participant), the terms of Exhibit B that are applicable to Participant shall control.
ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENTS
2.1    Award of RSUs and Dividend Equivalents.
(a)    In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan. Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends which are paid to all or substantially all holders of the outstanding shares of Stock between the Grant Date and the date when the applicable RSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each RSU shall be equal to the amount of cash which is paid as a dividend on one share of Stock. All such Dividend Equivalents shall be credited to Participant and be deemed to be reinvested in additional RSUs as of the date of payment of any such dividend based on the Fair Market Value of a share of Stock on such date. Each additional RSU which results from such deemed reinvestment of Dividend Equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions which apply to the underlying RSU to which such additional RSU relates.

2.2    Vesting of RSUs and Dividend Equivalents.
(a)    Subject to Participant’s continued employment with or service to the Company or a Subsidiary on each applicable vesting date and subject to the terms of this Agreement, the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice. Each additional RSU which results from deemed reinvestments of Dividend Equivalents pursuant to Section 2.1(b) hereof shall vest whenever the underlying RSU to which such additional RSU relates vests.
(b)    In the event Participant incurs a Termination of Service, except as may be otherwise provided in the Grant Notice, by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs and Dividend Equivalents granted under this Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs and Dividend Equivalents which are not so vested shall lapse and expire.
(c)    For purposes of this Agreement and the Grant Notice, “Cause” means any of the following: (i) Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company or any of its Subsidiaries; (ii) Participant’s material failure to abide by the Company’s or any of its Subsidiary’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any Subsidiary (including, without limitation, Participant’s improper use or disclosure of the Company’s or any of its Subsidiary’s confidential or proprietary information); (iv) any intentional act by Participant which has a material detrimental effect on the Company’s reputation or business; (v) Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or any of its Subsidiaries of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Participant of any employment or service agreement between Participant and the Company or any of its Subsidiaries, which breach is not cured pursuant to the terms of such agreement; or (vii) Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Participant’s ability to perform his or her duties with the Company or any of its Subsidiaries.
2.3    Distribution or Payment of RSUs.
(a)    Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate Federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), if applicable to Participant, and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A of the Code, if applicable to Participant.
(b)    In the event that the Company elects to make payment of Participant’s RSUs in cash, the amount of cash payable with respect to each RSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
2.4    Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.
2.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including any social insurance contributions or fringe benefit tax obligations) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement, as determined by the Company and calculated using the applicable withholding elections and rates on file with the Company or the applicable Subsidiary. In satisfaction of such tax withholding obligations, Participant hereby authorizes the sale of the portion of the Shares to be delivered under the RSUs necessary to satisfy the tax withholding obligations and shall execute any letter of instruction or agreement required by the Company’s broker (together with any other party the Company determines necessary to effect the Sell to Cover, the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy the tax withholding obligations directly to the Company and/or its Affiliates. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes (including any social insurance contributions or fringe benefit tax obligations) applicable to the taxable income of Participant resulting from the grant or vesting of the RSUs or the issuance of Shares. In order to effect the Sell to Cover, Participant hereby acknowledges and agrees:
(i)    Participant hereby appoints Agent as Participant’s agent and authorizes the Agent to sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after the Shares are issued upon the vesting of the RSUs, that number (rounded up to the next whole number) of the Shares so issued necessary to generate proceeds to cover (x) any tax withholding obligations incurred with respect to such vesting or issuance and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto.
(ii)    Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to subsection (i) above.
(iii)    Participant understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to Participant’s account. In addition, Participant acknowledges that it may not be possible to sell Shares as provided by subsection (i) above due to (1) a legal or contractual restriction applicable to Participant or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of the Agent’s inability to sell Shares, Participant will continue to be responsible for the timely payment to the Company and/or its Affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.
(iv)    Participant acknowledges that regardless of any other term or condition of this Section 2.5(a), the Agent will not be liable to Participant for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
(v)    Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.5(a). The Agent is a third-party beneficiary of this Section 2.5(a).
(vi)    Notwithstanding the Sell to Cover, during an open “window period” as determined in accordance with the Company’s Insider Trading Compliance Policy (or any successor program or policy), the Company, in its sole discretion, may change the tax withholding payment method from the Sell to Cover to one or more of the following forms, subject to compliance with Applicable Laws: (A) by cash or check from Participant made payable to the Company or the Subsidiary with respect to which the withholding obligation arises; (B) by the deduction of such amount from other compensation payable to Participant; (C) by the Company and its Subsidiaries withholding a net number of vested Shares otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; (D) by tendering to the Company vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or (E) by any combination of the foregoing.
(vii)    This Section 2.5(a) shall terminate not later than the date on which all tax withholding obligations arising in connection with the vesting of the Award have been satisfied.
(b)    Notwithstanding the foregoing, and subject to compliance with Section 2.3(a) above, in the event that Participant is subject to the Company’s Insider Trading Compliance Policy (or any successor program or policy) and any Shares covered by the RSUs are scheduled to be delivered on a day (the “Original Delivery Date”) that does not occur during an open “window period” applicable to Participant, as determined by the Company in accordance with such policy, and the Company elects (A) not to satisfy its tax withholding obligations by withholding Shares from the Participant’s distribution in accordance with Section 2.5(a)(vi) above, and (B) not to permit Participant to satisfy its tax withholding obligations through the Sell to Cover or a commitment under a previously established Company-approved 10b5-1 plan, then such Shares shall not be delivered on such Original Delivery Date and shall instead be delivered on the first business day of the next occurring open “window period” but in no event later than the later of December 31st of the calendar year of the Original Delivery Date, or the fifteenth (15th) day of the third calendar month following the Original Delivery Date.
(c)    Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Participant shall, if required by the Administrator, enter into an election with the Company or a Subsidiary (in a form approved by the Company) under which any liability to the Company’s (or a Subsidiary’s) applicable federal, state, local and foreign taxes (including any social insurance contributions or fringe benefit tax obligations) required by law is transferred to and met by Participant. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
2.6    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
3.2    RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.
3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar foreign entity.
3.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
3.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and foreign and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
3.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs (including RSUs which result from the deemed reinvestment of Dividend Equivalents), the Dividend Equivalents, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant, with or without cause, in accordance with Applicable Laws, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
3.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.13    Section 409A. If Participant is or may become subject to taxation in the United States of America the following shall apply: This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents.
3.16    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
3.17    Broker-Assisted Sales. In the event of any broker-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in Section 2.5(a)(iii) or Section 2.5(a)(v): (A) any shares of Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
3.18    Additional Terms for Participants Providing Services Outside the United States. To the extent Participant provides services to the Company or a Subsidiary in a country other than the United States, the RSUs and Dividend Equivalents shall be subject to such additional or substitute terms as shall be set forth in Exhibit B attached hereto. If Participant relocates to one of the countries included in Exhibit B during the life of the RSUs, Exhibit B, including the provisions for such country, shall apply to Participant and the RSUs and Dividend Equivalents, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with Applicable Law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the RSUs, Dividend Equivalents and the Shares issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

* * * * *

EXHIBIT B
TO RESTRICTED STOCK UNIT GRANT NOTICE
ADDITIONAL TERMS FOR PARTICIPANTS
PROVIDING SERVICES OUTSIDE THE UNITED STATES
This Exhibit B includes (i) additional terms and conditions applicable to Participant who provides services to the Company or a Subsidiary outside the United States, and (ii) additional terms applicable to Participant who provides services to the Company or a Subsidiary in the countries identified below. These terms and conditions are in addition to those set forth in the Grant Notice and Exhibit A and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Grant Notice or Exhibit A, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or Exhibit A, as applicable.
For Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to Participant in certain of the countries identified in Article II below. Such information is current only as of October 2018, and the Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. This information may not apply to Participant’s individual situation, and may not be current as of any particular date in the future. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change.
Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to Participant’s individual situation.
ARTICLE I.

GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES
1.    General Acknowledgements and Agreements: Participant further acknowledges and agrees that:
(a)     No Guarantee of Continued Service. THE VESTING OF THE RSUS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF PARTICIPANT CONTINUES AS A DIRECTOR, CONSULTANT OR EMPLOYEE (AS APPLICABLE) TO THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR, CONSULTANT OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, WITH OR WITHOUT CAUSE, IN COMPLIANCE WITH APPLICABLE LAWS NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN PARTICIPANT AND THE COMPANY OR ANY SUBSIDIARY.
(b)     The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.

(c)     The grant of the RSUs under the Plan is voluntary and occasional and does not give Participant any contractual or other right to receive RSUs or benefits in lieu of RSUs in the future, even if Participant has received RSUs repeatedly in the past.
(d)    All determinations with respect to any future awards, including, but not limited to, the times when awards under the Plan shall be granted and the terms thereof, including the time or times when any RSUs may vest, will be at the sole discretion of the Company.
(e)    Participant’s participation in the Plan is voluntary.
(f)     The value of the RSUs is an extraordinary item of compensation that is outside of the scope of Participant’s directorship, consultancy or employment contract or relationship.
(g)    The RSUs are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
(h)    The RSUs shall expire, terminate and be forfeited upon Participant’s Termination of Services for any reason, except as otherwise explicitly provided in this Agreement and/or the Plan.
(i)    The future value of the Shares that may be issued upon vesting of the RSUs is unknown and cannot be predicted with any certainty.
(j)    If Participant is not an employee of the Company as of the Grant Date, the grant of the RSUs shall in no event be understood or interpreted to mean that the Company is Participant’s employer or that Participant has an employment relationship with the Company.
(k)    No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the RSUs or any portion thereof. Participant irrevocably releases the Company, its parent(s) and Subsidiaries from any such claim. Such a claim will not constitute an element of damages in the event of a Termination of Services for any reason, even if the termination is in violation of an obligation of the Company or any Subsidiary, to Participant.
(l)    Neither the Company nor any Subsidiary has provided Participant, and nor will they provide Participant, with any specific tax, legal or financial advice with respect to the RSUs, the Shares issuable upon vesting of the RSUs, this Agreement or the Plan. Neither the Company nor any Subsidiary is making nor have they made any recommendations relating to Participant’s participation in the Plan, the receipt of the RSUs or the acquisition or sale of Shares upon vesting of the RSUs.
(m)    Participant shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Shares issued upon vesting of the RSUs (“Currency Exchange Risk”), and Participant hereby waives and releases the Company and its Subsidiaries from any claims arising out of Currency Exchange Risk.
(n)    Participant agrees that it is Participant’s responsibility to comply, and Participant shall comply, with any and all exchange control requirements applicable to the RSUs and the sale of Shares issued upon vesting of the RSUs and any resulting funds including, without limitation, reporting or repatriation requirements.

(o)    Neither the Company nor any Subsidiary is responsible for Participant’s legal compliance requirements relating to the RSUs or the ownership and possible sale of any Shares issued upon vesting of the RSUs, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from Participant’s local currency, the transfer of funds to or from the United States, and the opening and use of a United States brokerage account.
(p)    If this Agreement, the Plan, any website or any other document related to the RSUs is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. Participant confirms having read and understood the documents relating to the Plan and the RSUs, including, without limitation, this Agreement, which were provided to Participant in English, and waive any requirement for the Company to provide these documents in any other language.
(q)     Participant’s right to vest in the RSUs will terminate effective as of the date that is the earlier of (1) the effective date of Participant’s Termination of Service (whether or not in breach of local labor laws), or (2) the date Participant is no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under Applicable Laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when Participant is no longer actively providing service for purposes of the RSUs.
(r)    To the extent Participant is providing services in a country identified in Article II of this Exhibit B, Participant understands and agrees that the provisions for such country apply and are incorporated into the Agreement.
2.    Consent to Personal Data Processing and Transfer. In addition to any Personnel Privacy Notice Participant received in connection with Participant’s service with the Company or a Subsidiary: the Company, it’s subsidiaries and their respective affiliates (the “Company Entities”) may hold, and by accepting the RSUs Participant consents to their holding, Participant’s personal information, including Participant’s name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor (the “Data”).
The Company Entities use the Data for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes (the “Purpose”).
The Company Entities may transfer, and by accepting the RSUs Participant consents to any such transfer of, the Data to other Company Entities, to certain third party entities to assist the Company Entities in the Purpose. The Company Entities may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in Participant’s jurisdiction of residence.
If Participant has any questions, or wishes to withdraw Participant’s consent to any activities described herein, Participant should contact Participant’s local talent management representative or the Company’s data protection officer. Please note that if Participant withdraws Participant’s consent, the Company may not be able to administer this Award, which may result in the cancelation of this Award.
Participant agrees that the Company Entities and third parties may process Data as described above, including transfer to and use in countries in which data protection laws may not be as protective as in Participant’s jurisdiction of residence.

ARTICLE II.

COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO
PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES
CANADA
The following paragraph shall be inserted immediately after the last paragraph of the Agreement:
French Language Provisions. The following provisions will apply if Participant is a resident of Quebec: The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
GERMANY
The following paragraph shall supplement Section 2.5 the Agreement:
Tax Indemnity. Participant agrees to indemnify the Company, any Subsidiary and Participant’s employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction, including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or vesting of, or any benefit Participant derives from, the RSUs, (2) Participant’s acquisition of Shares on settlement of the RSUs, or (3) the disposal of any Shares.
The following paragraph shall be inserted immediately after the last paragraph of the Agreement:
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Participant must report on an annual basis if Participant holds Shares that exceed 10% of the total voting capital of the Company.
Data Privacy. The following replaces Article I(2) of this Exhibit B in its entirety:
2.    Personal Data Processing and Transfer. In addition to any Personnel Privacy Notice Participant received in connection with Participant’s service with the Company or a Subsidiary: the Company and Participant’s employer (the “Employer”) will hold, collect and otherwise process certain data including Participant’s name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor (the “Data”). Wayfair Inc. (4 Copley Place – Floor 7, Boston, MA 02116, United States) will serve as a joint controller of such data with the Employer and Wayfair LLC. The Data will be used for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes. In furtherance of this purpose and as further described in the Personnel Privacy Notice, the Data may be transferred to certain third party, including third-party service providers, other entities affiliated with the Company or the Employer, and with regulators. The Data is shared when required by law, when it is necessary to administer the working relationship with you, or when we have another legal basis for doing so. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in Participant’s jurisdiction of residence. All personal data will be treated in accordance with applicable data protection laws and regulations, including without limitation the EU General Data Protection Regulation 2016/679.
HONG KONG
The following paragraphs shall be inserted immediately after the last paragraph of the Agreement:
Warning: The RSUs and Shares issued at settlement do not constitute a public offering of securities under Hong Kong law and are available only to Employees, Consultants and non-employee Directors of the Company, its parent, Subsidiaries or affiliates. The Agreement, including this Exhibit B, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of the recipient Participant and may not be distributed to any other person. Participant is advised to exercise caution in relation to the offer contained in the Agreement. If Participant is in any doubt about any of the contents of the Agreement, including this Exhibit B, or the Plan, Participant should obtain independent professional advice.
Sale of Shares. In the event the RSUs vest and are settled within six months of the Grant Date, Participant agrees that Participant will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
MALAYSIA
The following paragraphs shall be inserted immediately after the last paragraph of the Agreement:
Malaysian Insider Trading Notification.  Participant should be aware of the Malaysian insider-trading rules, which may impact Participant’s acquisition or disposal of the Award or Shares acquired under the Award under the Plan.  Under the Malaysian insider-trading rules, Participant is prohibited from acquiring or selling Shares or rights to Shares (e.g., an Award under the Plan) when Participant is in possession of information which is not generally available and which Participant knows or should know will have a material effect on the price of Shares once such information is generally available.
Director Notification Obligation.  If Participant is a director of the Company’s Malaysian subsidiary or affiliate, Participant is subject to certain notification requirements under the Malaysian Companies Act.  Among these requirements is an obligation to notify the Malaysian subsidiary or affiliate in writing when Participant receives or disposes of an interest (e.g., an Award under the Plan or Shares acquired under the Award) in the Company or any related company.  Such notifications must be made within fourteen (14) days of receiving or disposing of any interest in the Company or any related company.

UNITED KINGDOM
Definitions
The definition of “Termination of Service” in the Plan as used in the Agreement and the Grant Notice shall be replaced in its entirety by the following definition:
“Termination of Service” shall mean Participant’s Termination of Employment.
The definition of “Termination of Employment” shall be added in its entirety with the following definition:
“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.
Participants
The Agreement as amended pursuant to this Exhibit B forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only employees of the Company or any Subsidiary are eligible to be granted RSUs or be issued Shares under the Agreement. Other service providers (including consultants or non-employee Directors) who are not employees are not eligible to receive RSUs under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to Participant’s service or termination of service shall be interpreted as references to Participant’s employment or Termination of Employment.
The following provision replaces Section 3.11 of the Agreement in its entirety:
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee of the Company or any of its Subsidiaries and the grant of an RSU does not form part of Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any Subsidiary.
Terms and Conditions
Special Tax Consequences. In relation to United Kingdom based Participants only:
(a)    Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and Participant’s employer (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to (1) the grant or settlement of, or any benefit derived by Participant from, the RSUs, (2) Participant’s acquisition of Shares upon vesting of the RSUs, or (3) the disposal of any Shares.
(b)    The RSUs cannot be settled until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting and settlement of the RSUs and/or Participant’s acquisition of the Shares. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.
(c)    At the discretion of the Company, the RSUs cannot be settled until Participant has entered into a valid election with the Company (or the Employer) (as appropriate) in a form approved by the Company (a “Joint Election”) under which any liability of the Company and/or the Employer for employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the RSUs, or the acquisition of Shares on the settlement of the RSUs, is transferred to and met by Participant.
Tax and National Insurance Contributions Acknowledgment. Participant agrees that if Participant does not pay or the Employer or the Company does not withhold from Participant, the full amount of all taxes applicable to the taxable income resulting from the grant of the RSUs, the vesting of the RSUs, or the issuance of Shares (the “Tax-Related Items”) that Participant owes due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) by 90 days after the end of the tax year in which the Taxable Event occurred, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Participant by the Employer, by withholding in Shares issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.
Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 2.5 of the Agreement.
References to “withholding tax” in the Agreement shall include social insurance contributions including primary and secondary class 1 national insurance contributions.
Data Privacy
The following replaces Article I(2) of this Exhibit B in its entirety:
2.    Personal Data Processing and Transfer. In addition to any Personnel Privacy Notice Participant received in connection with Participant’s service with the Company or a Subsidiary: the Company and Participant’s employer (the “Employer”) will hold, collect and otherwise process certain data including Participant’s name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor (the “Data”). Wayfair Inc. (4 Copley Place – Floor 7, Boston, MA 02116, United States) will serve as a joint controller of such data with the Employer and Wayfair LLC. The Data will be used for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes. In furtherance of this purpose and as further described in the Personnel Privacy Notice, the Data may be transferred to certain third parties, including third-party service providers, other entities affiliated with the Company or the Employer, and with regulators. The Data is shared when required by law, when it is necessary to administer the working relationship with you, or when we have another legal basis for doing so. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in Participant’s jurisdiction of residence. All personal data will be treated in accordance with applicable data protection laws and regulations, including without limitation the EU General Data Protection Regulation 2016/679 as applicable.